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EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Country/State Of Incorporation	Doing Business As
Allied Fireside, Inc.	Wisconsin	Allied Fireside, Inc.
Allsteel Inc	Illinois	Allsteel Inc.
Maxon Furniture Inc.	Iowa	Maxon Furniture Inc.
The Gunlocke Company L.L.C.	Iowa	The Gunlocke Company L.L.C.
Hearth & Home Technologies Inc.	Iowa	Hearth & Home Technologies Inc.
Hearth & Home Technologies Europe Ltd.	Hungary	Inactive
HFM Partners	Iowa	HFM Partners
HNI Services L.L.C.	Iowa	HNI Services L.L.C.
HTI Hungary L.L.C.	Iowa	Inactive
Holga Inc.	Iowa	Holga Inc.
The HON Company	Iowa	The HON Company
HON INDUSTRIAS S.de R.L.de C.V.	Mexico	HON INDUSTRIAS S.de R.L.de C.V.
HON INDUSTRIAS III S.de R.L.de C.V.	Mexico	HON INDUSTRIAS III S.de R.L.de C.V.
HON INDUSTRIES (Canada) Inc.	Canada	HON INDUSTRIES (Canada) Inc.
HON International Inc.	Iowa	HON International Inc.
HON INDUSTRIES (Asia) L.L.C.	Iowa	Inactive
HON Mexico Holdings Inc.	Iowa	HON Mexico Holdings Inc.
HON (Mexico) L.L.C.	Iowa	Inactive
HON Technology Inc.	Iowa	HON Technology Inc.
Pearl City Insurance Company	Vermont	Pearl City Insurance Company
River Bend Capital Corporation	Iowa	River Bend Capital Corporation
T. M. Export Inc.	Barbados	Inactive
FWP L.L.C.	Iowa	Inactive
HON Internacional de Mexico S.de R.L.de C.V.	Mexico	HON Internacional de Mexico S.de R.L.de C.V.
Hearth Technologies (Ohio) Inc.	Iowa	Inactive
PIA Inc.	Iowa	Inactive
HHT L.L.C.	Washington	Inactive

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  EXHIBIT 21